A0546489

ENDORSED - FILED
in the office of the Secretary of State
of the State of California

JUN - 7 2000

BILL JONES, Secretary of State

CERTIFICATE OF AMENDMENT TO

Articles of Incorporation of

Transactive Intermedia, Inc.
a California Corporation

The undersigned certify that:

1. They are the President and Secretary, respectively, of Transactive Intermedia, Inc., a California corporation.

2. Article I of the Articles of Incorporation of this corporation is amended to read as follows:

The name of this corporation is San Diego Media, Inc.

3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of this corporation is ten million (10,000,000). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct to our own knowledge.

Dated: May 26, 2000

Brian Kent, President

Karen Morgan, Secretary

OFFICE OF THE SECRETARY OF STATE